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                              EXHIBIT 3










The Board of Directors
General American Life Insurance Company


                    Re:  Destiny Variable Universal Life Insurance



We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus for General American Separate Account Eleven.



                              KPMG LLP


St. Louis, Missouri
March 31, 2000